Exhibit 99.1

BGC Partners announces agreement to acquire the assets and subsidiaries of RP Martin, a market-leading interdealer brokerage firm known for its strength in European rates and foreign exchange products

– Acquisition of the assets and subsidiaries of RP Martin will expand BGC’s footprint into the

Netherlands and Sweden and strengthen BGC’s European business –

London (December 15, 2014) – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company servicing the financial and real estate markets, today announced that it has acquired the UK assets and subsidiaries of RP Martin Group (“RP Martin”), a market-leading interdealer brokerage firm known for its strength in European rates and foreign exchange products. BGC expects to acquire further businesses and assets of RP Martin in Sweden and the Netherlands in 2015, subject to regulatory approvals and certain closing conditions.

The assets and subsidiaries acquired, and those BGC expects to acquire in 2015, generated unaudited revenues in excess of $50 million in the financial year ending 30 September 2014. BGC expects the transaction to be immediately accretive and to boost its European rates and foreign exchange platforms. Financial details of the transaction were not disclosed.

RP Martin’s origins date back over one hundred years. Specializing in rates, fixed income, bonds, currency and financial derivatives in the European money and capital markets, RP Martin has approximately 170 brokers and offices in the UK, the Netherlands and Sweden.

“We are pleased to announce this agreement with RP Martin, one of the oldest money brokers in the UK. We expect it to bolster our European business by taking us into new geographies and complementing and strengthening our existing rates and foreign exchange platforms in the UK and Europe,” said Shaun D. Lynn, President of BGC Partners. “This agreement demonstrates our commitment to making accretive acquisitions which can immediately be leveraged on our infrastructure, strengthening our financial services business.”

About RP Martin:

RP Martin is a leading interdealer brokerage firm covering foreign exchange, money markets, fixed income and equity derivative products. RP Martin has a large, diverse customer base encompassing banks and financial institutions as well as local government and other public bodies. RP Martin is headquartered in the UK and has international offices in Amsterdam and Stockholm, both with strong fixed income coverage. The business operates under the Wallich & Matthes brand in the Netherlands and under the RP Martin Stockholm brand in Sweden.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its BGC Trader and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Through the Newmark Grubb Knight Frank brand, BGC offers a wide range of commercial real estate services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com.

BGC, BGC Trader, Newmark, Grubb & Ellis, and Grubb are trademarks and service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

BGC Media Contact: Hannah Sloane +1 212-294-7938 Sarah Laufer +1 212-915-1008

BGC Investor Contact: Jason McGruder +1 212-829-4988 Jason Chryssicas 212-915-1987